Exhibit 10.31

Memorandum Relating to Bonus Structure for

Charles J. McAllister

1.	Bonus:

a.	OIG sets drug acquisition costs that accurately reflect industry acquisition costs -$100,000 (30% displacement)

b.	CMS implements MMA 2003 payment changes in a way that has a revenue neutral effect on DaVita—$100,000 (zero displacement)

c.	The CMS EPO coverage rules currently contemplated by CMS, and which are expected to be released in 2004, do not negatively impact clinical practices for EPO, either because:

I.	CMS establishes an EPO NCD that is substantially consistent with current clinical protocols; or

II.	CMS maintains current policy (either by taking no action or by delaying implementation of an EPO NCD)

-	$200,000 (30% displacement).

d.	Set up quality, general meeting for DaVita CEO with ($10,000, 50% displacement).

e.	Set up quality, general meeting for DaVita CEO with ($20,000, 50% displacement).

2.	Timing:

a.	The bonuses associated with a goal will be paid as soon as it is clear that the particular goal is met.

b.	Payment may be within calendar year 2004 or after.

3.	Displacement example: A 30% displacement means that if a $100,000 touchdown bonus is paid, the normal bonus range is reduced by $30,000. This is to reflect that the area being rewarded was a part of the normal job, but it is receiving special emphasis.

4.	The DaVita CEO has full authority to exercise reasonable discretion if the bonus has been earned. If something changes to make the task much easier or far less valuable the CEO has the right and responsibility to adjust or eliminate it. If the Executive disagrees he/she can appeal Chair of the Compensation Committee of the Board of Directors.